EXHIBIT 10.44

EMPLOYMENT AGREEMENT
This Employment Agreement made effective as of May 31, 2006.
BETWEEN:
QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5, Canada.
(“QLT” or the “Company”)
AND:
PETER J. O’CALLAGHAN, having an address of [redacted], Vancouver, British Columbia, [redacted], Canada.
(“Mr. O’Callaghan”)
WHEREAS:
A.	QLT has offered to Mr. O’Callaghan, and Mr. O’Callaghan has accepted, employment with QLT as Senior Vice President, Corporate Development and General Counsel.
B.	QLT and Mr. O’Callaghan wish to enter into this Agreement to set out the terms and conditions of Mr. O’Callaghan’s employment with QLT.
NOW THEREFORE in consideration of the compensation to be paid under this Agreement by QLT to Mr. O’Callaghan, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Mr. O’Callaghan agree as follows:
1.	POSITION AND DUTIES
1.1	Position Effective June 2, 2006 or such other date as QLT and Mr. O’Callaghan mutually agree that his employment will commence, QLT will employ Mr. O’Callaghan in the position of Senior Vice President, Corporate Development and General Counsel and Mr. O’Callaghan agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement.
1.2	Duties, Reporting and Efforts — In the performance of his duties as Senior Vice President, Corporate Development and General Counsel, Mr. O’Callaghan will:
(a)	Overall Responsibilities — Have overall responsibility for the development, implementation and coordination of QLT’s corporate development, legal and intellectual property requirements, policies, objectives and operations in a manner that will allow for achievement of QLT’s overall long-term strategic objectives. This will include oversight of all QLT’s legal and intellectual property staff and responsibility for management of relationships with and delegation of work to external law firms, patent agents and trademark agents.

(b)	Report — Report, as and when required, to the Chief Executive Officer of QLT or such person appointed by the Board of Directors of QLT (the “Board”) to act in that capacity.

(c)	Best Efforts — Use his best efforts, industry and knowledge to improve and increase QLT’s business, to comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations.

(d)	Working Day — Devote the whole of his working day attention and energies to the business and affairs of QLT, provided that this will not prevent Mr. O’Callaghan from accepting appointments to boards of directors and other appointments that are not in conflict with his obligations under this Agreement.
2.	COMPENSATION
2.1	Annual Compensation — In return for his services under this Agreement, effective immediately, QLT agrees to pay or otherwise provide the following total annual compensation to Mr. O’Callaghan:
(a)	Base Salary — A base salary in the amount of Cdn.$450,000.00 (less statutory withholdings) in 24 equal installments payable semi-monthly in arrears, which is subject to periodic annual reviews and may be increased from time to time at the discretion of QLT.

(b)	Benefit Plans — Effective immediately, coverage for Mr. O’Callaghan and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:
I.	Each plan’s terms for eligibility, excluding any waiting periods,

II.	Mr. O’Callaghan taking the necessary steps to ensure effective enrollment or registration under each plan, and

III.	Customary deductions of employee contributions for the premiums of each plan.
As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Mr. O’Callaghan agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

(c)	Expense Reimbursement — Reimbursement, in accordance with QLT’s Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. O’Callaghan, subject to him maintaining proper accounts and providing documentation for these expenses upon request. QLT will pay on behalf of Mr. O’Callaghan, his Law Society of British Columbia fees, practice insurance (to the extent reasonably available) and Canadian Bar Association dues. Collectively, these expenses and payments are the “Expenses”.

(d)	Vacation — Four weeks of paid vacation per year as determined in accordance with QLT’s standard vacation policy for executive level employees. As per QLT’s Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by QLT:
I.	All vacation must be taken within one year of the year in which it is earned by Mr. O’Callaghan, and

II.	Vacation entitlement will not be cumulative from year to year.

(e)	RRSP Contributions — QLT will make a matching contribution to Mr. O’Callaghan’s Registered Retired Savings Plan (“RRSP”) in an amount equal to Mr. O’Callaghan’s contribution, up to a maximum of 7% of Mr. O’Callaghan’s annual base salary in any calendar year. The maximum contribution to be made by QLT to Mr. O’Callaghan’s RRSP is 50% of the annual limit for the RRSP as established by Canada Revenue Agency for the relevant calendar year in which such income was earned and will be paid by QLT in accordance with QLT’s RRSP contribution policies applicable to all employees.

(f)	Cash Incentive Compensation Plan — Participation in QLT’s annual cash incentive compensation plan, as amended from time to time by the Board, at a target cash incentive compensation payment of 45% of your base salary, prorated in the first year of employment . Subject to the provisions of this Agreement, the amount of that payment each year will be determined at the sole discretion of the Board and will be based on the performance of QLT relative to pre-set individual and corporate objectives and milestones for the immediately preceding fiscal year.

(g)	Stock Option Plan — Participation in any stock option plan offered by QLT to its executive officers, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

(h)	One-time Signing Bonus — QLT will pay to Mr. O’Callaghan a one-time signing bonus equal to Cdn.$130,000.00 (less statutory withholdings) payable on the date you commence employment with QLT.

(i)	Signing Stock Options — Conditional on Mr. O’Callaghan entering into this Agreement and commencing employment with QLT, the Board has approved the grant of stocks option to Mr. O’Callaghan to purchase 300,000 common shares of QLT. The options will be subject to the terms and conditions set out in QLT’s current Stock Option Incentive Plan, have a five-year term from the date Mr. O’Callaghan commences employment with QLT and will vest monthly in equal numbers over three years from the employment commencement date. The exercise price of these signing options is the closing price of the common shares of QLT on the Toronto Stock Exchange on the grant date, May 19, 2006, being the close of the market immediately prior to the granting of such stock options.

(j)	Indemnity and Insurance — QLT will enter into an indemnity agreement in the form previously provided to Mr. O’Callaghan to indemnify Mr. O’Callaghan against liability as an officer and director of QLT and any affiliate and subsidiary on the terms and conditions set out in such indemnity agreement. QLT will provide directors and officers insurance coverage for Mr. O’Callaghan at not less than that provided from time to time to other senior executives of QLT.
3.	RESIGNATION

3.1	Resignation — Mr. O’Callaghan may resign from his employment with QLT by giving QLT 60 days prior written notice (the “Resignation Notice”) of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Mr. O’Callaghan and require him to leave the premises forthwith:
(a)	Base Salary — Base salary owing to Mr. O’Callaghan to the end of the 60-day notice period.

(b)	Benefits — Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Mr. O’Callaghan and his eligible dependents prior to the date of his Resignation Notice. Mr. O’Callaghan acknowledges and agrees that any short and long term disability plans provided through QLT will not be continued beyond the last day that Mr. O’Callaghan works at QLT’s premises (the “Last Active Day”).

(c)	Expense Reimbursement — Reimbursement (in accordance with subparagraph 2.1(c)) of all Expenses incurred by Mr. O’Callaghan or due and owing prior to his Last Active Day.

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Mr. O’Callaghan as at the expiry of the 60-day notice period.

(e)	Prorated RRSP Contribution — Payment of any unpaid RRSP contribution in respect of any calendar year preceding the calendar year in which the 60-day period expires and a prorated contribution to the RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. O’Callaghan, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e).
3.2	Others — In the event of resignation of Mr. O’Callaghan as set out in paragraph 3.1, the parties agree:
(a)	No Bonus — Mr. O’Callaghan will have no entitlement to any unpaid amounts under QLT’s Cash Incentive Compensation Plan; and

(b)	Stock Option Plan — Mr. O’Callaghan’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Mr. O’Callaghan.
4.	RETIREMENT

4.1	Retirement — Effective the date of retirement (as defined in QLT’s Policy and Procedures Manual, as amended from time to time) of Mr. O’Callaghan from active employment with QLT, the parties agree that:
(a)	This Agreement — Subject to the provisions of paragraph 10.6, both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party.

(b)	Stock Options —Mr. O’Callaghan’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Mr. O’Callaghan.
5.	TERMINATION

5.1	Termination for Cause — QLT may terminate Mr. O’Callaghan’s employment at any time for cause. Should Mr. O’Callaghan be terminated for cause, he will be entitled to all compensation due and owing to the date of termination but will not be entitled to any advance notice of termination or pay in lieu thereof.

5.2	Termination Other than for Cause — QLT reserves the right to terminate Mr. O’Callaghan’s employment at any time without cause. However, if QLT terminates Mr. O’Callaghan’s employment for any reason other than for cause, then, except in the case of Mr. O’Callaghan becoming completely disabled (which is provided for in paragraph 5.6) and subject to the provisions set forth below, Mr. O’Callaghan will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3	Severance Notice and Pay — In the event QLT terminates Mr. O’Callaghan’s employment as set out in paragraph 5.2, Mr. O’Callaghan will be entitled to:

(a)	Notice — Advance written notice of termination (“Severance Notice”) or pay in lieu notice of termination (“Severance Pay”), or any combination of Severance Notice and Severance Pay, as more particularly set out below:
I.	A minimum of twelve months Severance Notice, or Severance Pay in lieu thereof, and

II.	One additional month’s Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with QLT, up to a maximum total of 24 months’ Severance Notice, or Severance Pay in lieu of Severance Notice. Mr. O’Callaghan acknowledges and agrees that Severance Pay is in respect of base salary only and, provided Mr. O’Callaghan executes and provides to QLT the release referred to in paragraph 5.5(b) within the time period specified therein all Severance Pay will be paid to Mr. O’Callaghan within 30 days of his Last Active Day. If Mr. O’Callaghan does not execute and provide to QLT such release within that time period, QLT will pay to Mr. O’Callaghan the Severance pay on a bi-weekly or monthly basis, at QLT’s discretion.

(b)	Benefits — Except as set out below, for 30 days after Mr. O’Callaghan’s Last Active Day, all employee benefit plan coverage enjoyed by Mr. O’Callaghan and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Mr. O’Callaghan will receive compensation (“Benefits Compensation”) in the amount of 10% of his base salary for the balance of his Severance Notice period. Alernatively, if Mr. O’Callaghan so notifies QLT in writing within that 30 day period that he wishes to continue such benefits through the Severance Notice period, then in lieu of receiving such amount, and provided Mr. O’Callaghan and his eligible dependents remain resident in Canada and continue to be eligible for coverage, QLT will continue all health, life and dental benefits (other than short and long term disability) through the Severance Notice period. Mr. O’Callaghan acknowledges and agrees that short and long term disability plans provided through QLT will not be continued beyond Mr. O’Callaghan’s Last Active Day.

(c)	Out Placement Counseling — QLT will pay to an out placement counseling service (to be agreed to by Mr. O’Callaghan and QLT, each acting reasonably) a maximum of Cdn$5,000 for assistance rendered to Mr. O’Callaghan in seeking alternative employment.

(d)	Other Compensation — QLT will provide the following additional compensation:
I.	Reimbursement or payment of Expenses (in accordance with subparagraph 2.1(c)) incurred by Mr. O’Callaghan or due and owing on or prior to his Last Active Day [NTD: Perks?].

II.	Payment to Mr. O’Callaghan in respect of his accrued but unpaid base salary and vacation pay to the date of termination of his employment with QLT.

III.	Payment of any unpaid RRSP contribution in respect of any calendar year preceding the calendar year in which the Last Active Day occurs and a prorated contribution to the RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. O’Callaghan and the contribution to be subject to the conditions set out in subparagraph 2.1(e).

IV.	Prorated payment to Mr. O’Callaghan in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. O’Callaghan and the entitlement to be at the target level Mr. O’Callaghan would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded provided that if the Last Active Day precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s executive officers for a preceding year then Mr. O’Callaghan will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Mr. O’Callaghan would have otherwise been eligible to receive in the that calendar year if all corporate, and individual goals were met but not exceeded.

V.	Mr. O’Callaghan’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Mr. O’Callaghan.
5.4	Acknowledgement and Release — Mr. O’Callaghan acknowledges and agrees that in the event QLT terminates Mr. O’Callaghan’s employment as set out in paragraph 5.2, in providing:
(a)	The Severance Notice or Severance Pay, or any combination thereof;

(b)	The Benefits Compensation;

(c)	Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

(d)	The other compensation set out in subparagraph 5.3(d);
QLT will have no further obligations, statutory or otherwise, to Mr. O’Callaghan in respect of this Agreement and Mr. O’Callaghan’s employment under this Agreement.

5.5	Duty to Mitigate
(a)	Duty to Mitigate — Mr. O’Callaghan acknowledges and agrees that if his employment is terminated without cause as set out in paragraph 5.2 and he does not sign the Release attached hereto as provided in paragraph 5.5(b), his entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his duty to mitigate such payments by looking for and accepting comparable alternative employment or contract(s) for services provided that Mr O’Callaghan will not be obligated to accept any such alternative employment or contract if the duration of the engagement is less than one half of the remaining Severance Period notice. If Mr. O’Callaghan obtains new employment or contract(s) for services of four weeks or longer, Mr. O’Callaghan agrees that he will notify QLT of this fact in writing (the “New Employment Notice”) within five working days of such an occurrence and in this event the following provisions apply:

I. Mr. O’Callaghan acknowledges and agrees that his entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his new employment or contract for services commences.

II. Within 10 working days of receipt of the New Employment Notice, QLT agrees that it will pay Mr. O’Callaghan a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Mr. O’Callaghan for the balance of the Severance Notice period.

(b)	Waiver of Duty to Mitigate on Delivery of Release — In the event that, either on or before the date of termination of Mr. O’Callaghan’s employment with QLT or within 30 days after termination of his employment, Mr. O’Callaghan executes and delivers to QLT a release in the form set out in Appendix “A” to this Agreement, the provisions of paragraph 5.5(a) shall be deemed to not apply and Mr. O’Callaghan shall have no duty to mitigate and there will be no reduction in the Severance Pay or Benefits Compensation in the event that he obtains alternative employment or contract(s) for service.

5.6	Termination Due to Inability to Act
(a)	Termination — Subject to applicable law, QLT may immediately terminate this Agreement by giving written notice to Mr. O’Callaghan if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:
I.	For a period exceeding six consecutive months, or

II.	For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days, and no other reasonable accommodation can be reached between QLT and Mr. O’Callaghan. Notwithstanding the foregoing, QLT agrees that it will not terminate Mr. O’Callaghan pursuant to this provision unless and until Mr. O’Callaghan has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

(b)	Payments — In the event of termination of Mr. O’Callaghan’s employment with QLT pursuant to the provisions of this paragraph 5.6, QLT agrees to pay to Mr. O’Callaghan Severance Pay and Benefits Compensation as set out in paragraph 5.3 and if Mr. O’Callaghan ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) will apply. The payment will be due and owing within 30 days of the date that Mr. O’Callaghan is either no longer entitled to receive disability or WCB payments or is definitively ruled ineligible for such payments unless the payment will not effect the receipt of such benefits by Mr. O’Callaghan in which case the payment will be made within 30 days of receipt of notice from Mr. O’Callaghan that the payment is due and owing.

(c)	Definition — The term “completely disabled” as used in this paragraph 5.6 will mean the inability of Mr. O’Callaghan to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which a licensed physician acceptable to Mr. O’Callaghan and the Board , acting reasonably, determines keeps Mr. O’Callaghan from satisfactorily performing the essential functions of his position for QLT during the foreseeable future.
5.7	Death — Except as set out below, effective the date of death (the “Date of Death”) of Mr. O’Callaghan, this Agreement and the employment of Mr. O’Callaghan under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of employment under this Agreement), QLT will pay the following amounts to Mr. O’Callaghan’s estate:
(a)	Base Salary — Base salary owing to Mr. O’Callaghan up to his Date of Death.

(b)	Payment in Lieu of Benefits — In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

(c)	Expense Reimbursement — Reimbursement of Expenses incurred by Mr. O’Callaghan or due and owing prior to his Date of Death, subject to subparagraph 2.1(c).

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Mr. O’Callaghan as at his Date of Death.

(e)	RRSP Contribution — Payment of any unpaid RRSP contribution in respect of any calendar year preceding the Date of Death and a prorated contribution to Mr. O’Callaghan’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. O’Callaghan and the contribution to be subject to the conditions set out in subparagraph 2.1(e).

contribution to be subject to the conditions set out in subparagraph 2.1(e).

(f)	Bonus — A prorated payment to Mr. O’Callaghan in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. O’Callaghan and the entitlement to be at the target level Mr. O’Callaghan would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded provided that if the Date of Death precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s executive officers for a preceding year then Mr. O’Callaghan will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Mr. O’Callaghan would have otherwise been eligible to receive in the that calendar year if all corporate, and individual goals were met but not exceeded.
After his Date of Death, Mr. O’Callaghan’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and stock option agreement applicable to each stock option grant made to Mr. O’Callaghan.

5.8	No Duplication — In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change of Control Agreement entered into between QLT and Mr. O’Callaghan are both applicable, Mr. O’Callaghan agrees that he will give written notice to QLT with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.9	Indemnity and D&O Insurance — Notwithstanding the foregoing, nothing in this Agreement will act to remise, release or discharge QLT from obligations which QLT may have to indemnify Mr. O’Callaghan pursuant to paragraph 2.1 or any other agreement entered into between QLT and Mr. O’Callaghan and any rights he may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future pending or threatened claims that may be brought by third parties

6.	CONFLICT OF INTEREST

6.1	Avoid Conflict of Interest — Except as set out below, during the term of his employment with QLT, Mr. O’Callaghan agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Mr. O’Callaghan agrees that he will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Mr. O’Callaghan acknowledge and agree that from time to time the Chief Executive Officer of QLT may consent in writing to activities by Mr. O’Callaghan which might otherwise appear to be a real or apparent conflict of interest.

6.2	No Financial Advantage — During the term of his employment with QLT, Mr. O’Callaghan agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3	Comply with Policies — During the term of his employment with QLT, Mr. O’Callaghan agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4	Breach Equals Cause — Mr. O’Callaghan acknowledges and agrees that material breach by him of the provisions of this Section 6 will be cause for immediate termination by QLT of his employment with QLT.

7.	CONFIDENTIALITY

7.1	Information Held in Trust — Mr. O’Callaghan acknowledges and agrees that all business and trade secrets and confidential information which Mr. O’Callaghan acquires during his employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Mr. O’Callaghan’s employment with QLT and at all times thereafter, be kept confidential by Mr. O’Callaghan and used by Mr. O’Callaghan only for the exclusive benefit of QLT.

7.2	Non Disclosure —Mr. O’Callaghan acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Mr. O’Callaghan will not:
(a)	Disclose — Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or

(b)	Use — Use any Confidential Information that he may acquire for his own purposes or for any purposes, other than those of QLT.
7.3	Intellectual Property Rights
(a)	Disclose Inventions — Mr. O’Callaghan agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, “Inventions”) that Mr. O’Callaghan may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with QLT.

(b)	Inventions are QLT Property — All Inventions and all other work of Mr. O’Callaghan in the course of his employment with QLT will at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Mr. O’Callaghan in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements — Mr. O’Callaghan agrees to:
I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.	Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Mr. O’Callaghan in the course of his employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

IV.	Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.
7.4	Records — Mr. O’Callaghan agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by him during his employment with QLT are and will remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT’s request.
7.5	No Use of Former Employer’s Materials — Mr. O’Callaghan certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.
8.	POST-EMPLOYMENT RESTRICTIONS
8.1	Non-Compete — Mr. O’Callaghan agrees that, by virtue of his senior position with QLT, he will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Mr. O’Callaghan under this Agreement, without the prior written consent of QLT, for a period of one year following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. O’Callaghan will not:
(a)	Participate in a Competitive Business — Except for any position he may hold as an employee or partner in a law firm, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries (including, without limitation, QLT USA, Inc.) with respect to:
I.	The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT or its subsidiaries’ then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. O’Callaghan’s Last Active Day,

II.	The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease, or

III.	the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT’s core business or the core business of any affiliate or subsidiary of QLT, anywhere in Canada, the United States or Europe.

(b)	Solicit on Behalf of a Competitive Business — Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Mr. O’Callaghan’s Last Active Day,

II. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease, or

III. the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT’s core business or the core business of any affiliate or subsidiary of QLT, anywhere in Canada, the United States or Europe.

(c)	Solicit Employees — Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current employees other than by way of advertisements of broad distribution not targeted at employees of QLT or its affiliates or subsidiaries.

(d)	Solicit Customers — Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with them or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.
8.2	Minority Share Interests Allowed — The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Mr. O’Callaghan from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9.	REMEDIES

9.1	Irreparable Damage — Mr. O’Callaghan acknowledges and agrees that:
(a)	Breach — Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

(b)	Consequences of Breach — In the event of a breach of any provision of this Agreement by him, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.
9.2	Injunction — In the event of any dispute under Sections 7 and/or 8, Mr. O’Callaghan agrees that QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.
9.3	Additional Remedies — Mr. O’Callaghan acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.
10.	GENERAL MATTERS
10.1	Tax Withheld — The parties acknowledge and agree that all payments to be made by QLT to Mr.

O’Callaghan under this Agreement will be subject to QLT’s withholding of applicable withholding taxes.

10.2	Independent Legal Advice — Mr. O’Callaghan acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions. QLT will reimburse Mr. O’Callaghan for the reasonable costs of obtaining such advice.
10.3	Binding Agreement — The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.
10.4	Governing Law — The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.
10.5	Notice — The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:
(a)	If to QLT — Attention: Chief Executive Officer, Fax No. (604) 707-7001,

with a copy to:
QLT Inc.
887 Great Northern Way
Vancouver, British Columbia
Attention: Chairman of the Board of Directors
Fax No.: (604) 873-0816
(b)	If to Mr. O’Callaghan — To the address for Mr. O’Callaghan specified on page 1 of this Agreement;
or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

10.6	Survival of Terms
(a)	Mr. O’Callaghan’s Obligations —Mr. O’Callaghan acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement will survive any termination of this Agreement.

(b)	Company’s Obligations — QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

(c)	Without Prejudice — Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.
10.7	Waiver — The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8	Entire Agreement — The parties agree that the provisions contained in this Agreement, any Stock Option Agreements and the Change of Control Agreement entered into between QLT and Mr. O’Callaghan constitute the entire agreement between QLT and Mr. O’Callaghan with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Mr. O’Callaghan regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement, the Change of Control Agreement and any Stock Option Agreements between QLT and Mr. O’Callaghan, the following provisions will apply:
(a)	Change of Control — If the conflict is with respect to an event, entitlement or obligation in the case of a Change of Control of QLT (as defined in the Change of Control Agreement between QLT and Mr. O’Callaghan), the provisions of the Change of Control Agreement will govern (unless Mr. O’Callaghan otherwise elects as contemplated in paragraph 5.8 of this Agreement).

(b)	Stock Options — If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

(c)	Other — In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).
10.9	Severability of Provisions — If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):
(a)	The application of that provision under circumstances different from those adjudicated by the court;

(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.
If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.10	Captions — The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11	Amendments — Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Mr. O’Callaghan.
     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.
QLT INC.

By:	/s/ Robert L. Butchofsky	/s/ Peter J. O’Callaghan

	ROBERT L. BUTCHOFSKY	PETER J. O’CALLAGHAN
President and Chief Executive Officer